SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 24, 2008

Date of Report (Date of earliest event reported)

Endurance Specialty Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-31599	98-032908
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

(Address of principal executive offices, including zip code)

(441) 278-0440

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On December 22, 2008, Endurance Specialty Holdings Ltd., a Bermuda company (the “Company”), entered into an amendment and restatement of its employment agreement with Kenneth J. LeStrange. A copy of the employment agreement (the “Employment Agreement”) is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The changes in the Employment Agreement were to narrow the definition of “Good Reason” for which Mr. LeStrange can terminate his employment with the Company and receive certain compensation and to clarify the ownership of intellectual property created by Mr. LeStrange as an employee of the Company. Set forth below is a summary of the principal terms of the Employment Agreement.

Mr. LeStrange’s term of service under the Employment Agreement continues to renew annually on May 31st of each year, unless notice of termination of his employment is provided by the Company or Mr. LeStrange at least 90 days prior to the end of the term. Mr. LeStrange is entitled to an annual base salary of $1,000,000 per annum, subject to increase in the discretion of the Board of Directors of the Company. The Employment Agreement provides Mr. LeStrange with the opportunity to earn annual cash incentive compensation and long-term incentive compensation, each payable at the discretion of the Board of Directors of the Company. Mr. LeStrange is entitled under the Employment Agreement to reimbursement for his Bermuda housing and travel expenses, as well as a gross-up on U.S. taxes arising from the housing and travel expense reimbursements. In addition, Mr. LeStrange is entitled to other customary senior executive employee benefits.

Mr. LeStrange’s employment will automatically terminate upon his death. The Company may terminate Mr. LeStrange’s employment as a result of his disability, for cause or without cause. Mr. LeStrange may terminate his employment at any time, with or without good reason.

In the event of termination of his employment with the Company, Mr. LeStrange may be entitled to severance which, depending upon the circumstances of his termination, may include accrued base salary through the date of termination, earned and unpaid annual incentive compensation, up to two years’ additional base salary, up to two years’ annual incentive compensation, cash compensation for lapsed equity incentive awards, a continuation of medical and life insurance benefits for up to two years, accrued and unpaid vacation days, reimbursement of business, tax preparation and housing expenses and other employee benefits to which employees of the Company are generally entitled.

Mr. LeStrange is subject to non-competition and non-solicitation provisions for a period of one year after termination of employment and ongoing confidentiality, intellectual property and non-disparagement requirements.

Concurrent with the execution of the Employment Agreement, the Company entered into a new indemnification agreement with each director of the Company, including Mr. LeStrange. A copy of the form of indemnification agreement (the “Indemnification Agreement”) is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The Indemnification Agreements conform the provisions for indemnification and advancement of expenses to the new standards established by amendments to the Bermuda Companies Act 1981 and the Company’s Bye-Laws. Set forth below is a summary of the principal terms of the Indemnification Agreements.

The Indemnification Agreements provide that the Company will indemnify each director to the full extent permitted by Bermuda law. In addition, the Indemnification Agreements provide for the reimbursement by the Company of each director’s expenses related to the defense of claims arising from that director’s services as a director, officer, employee, agent or fiduciary of the Company. In the event indemnification is unavailable to the directors, the Indemnification Agreements specify contribution. Under the Indemnification Agreements, a director’s right to indemnification is terminated in the event the claim arises from that director’s fraud or dishonesty in relation to the Company. In addition, a director’s right of indemnification is limited where payment is to be made from another source, where indemnification is prohibited by law or where the claim arises as a result of liability under Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended.

The Indemnification Agreements also specify the minimum levels of directors’ and officers’ liability insurance to be purchased by the Company, the procedure for the determination of a director’s entitlement to indemnification by the Company and the procedures to be followed in connection with the defense of third party claims subject to indemnification.

The foregoing summaries of the Employment Agreement and the Indemnification Agreements do not purport to be complete and are qualified in their entirety by reference to the Employment Agreement and Indemnification Agreement attached hereto as Exhibit 10.1 and 10.2, respectively.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) The description of the Employment Agreement and the Indemnification Agreements set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Employment Agreement, dated December 22, 2008, between Endurance Specialty Holdings Ltd. and Kenneth J. LeStrange
10.2	Form of Indemnification Agreement, dated December 22, 2008, between Endurance Specialty Holdings Ltd. and its directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 24, 2008

By:	/s/ John V. Del Col

Name:     John V. Del Col

Title:	General Counsel & Secretary

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated December 22, 2008, between Endurance Specialty Holdings Ltd. and Kenneth J. LeStrange
10.2	Form of Indemnification Agreement, dated December 22, 2008, between Endurance Specialty Holdings Ltd. and its directors